Release: Immediate September 8, 2016

CP Chief Financial Officer Erceg to Step Down; Velani Named Interim CFO

Calgary, AB – Canadian Pacific (TSX: CP) (NYSE: CP) today announced that Executive Vice-President and Chief Financial Officer Mark Erceg is stepping down from the position of CFO effective Sep. 9, 2016. Erceg will be returning to the U.S. to assume the role of CFO at a U.S.-based NYSE-listed company where his responsibilities will include not only Finance but Information Systems.

Nadeem Velani has been appointed interim Vice-President and CFO. Velani joined CP in March 2013 and most recently served as Vice-President Investor Relations. Prior to CP, Velani spent 15 years at Canadian National Railway Co. where he worked in a variety of positions in Financial Planning, Sales and Marketing and Investor Relations.

“While this was a difficult decision for me to make, I am truly proud of the work we have done in my tenure at CP," said Erceg. "Leaving at this time to pursue this exciting new opportunity is the right decision and I know CP, under the leadership of Hunter Harrison and Keith Creel, is well positioned for continued success.”

“Mark was a big part of CP's senior leadership team and will be missed,” said E. Hunter Harrison, CP's Chief Executive Officer. “We wish him and his family well in their future endeavours and look forward to working closely with Nadeem as he assumes the role of CFO on an interim basis.”

About Canadian Pacific
Canadian Pacific (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP.

Contacts:
Media
Martin Cej
24/7 Media Pager: 855-242-3674
martin_cej@cpr.ca
Investment Community
Maeghan Albiston
403-319-7865
investor@cpr.ca